Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-154252) on Form S-8 and the Registration Statement (No. 333-221120) on Form S-3 of Veru Inc. (formerly known as The Female Health Company)  of our report dated December 29, 2017  relating to the consolidated financial statements of Veru Inc. (formerly known as The Female Health Company) , appearing in  this Annual Report on Form 10-K of Veru Inc. (formerly known as The Female Health Company)  for the year ended September 30, 2017.

/s/ RSM US LLP

Chicago, Illinois

December 29, 2017